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                                                                    EXHIBIT 11.1

                          POWERWAVE TECHNOLOGIES, INC.

                      COMPUTATION OF NET INCOME PER SHARE


EPS CALCULATION AS OF March 30, 1997
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
Shares issued and outstanding at December 29, 1996.....                   15,862,497
Over-allotment Shares issued in IPO on 1/3/97..........       360,000        344,176
Options exercised during quarter.......................        18,827         12,378
                                                                         -----------
Weighted average common shares - basic.................                   16,219,051
Weighted average options issued and outstanding
  during the period ending March 30, 1997..............     1,148,673
Proceeds...............................................   $ 5,777,028
Assumed buyback price..................................   $    17.625
                                                          -----------

Shares bought back with proceeds.......................       327,775
Assumed share bought back with non-qualified tax
  benefit utilizing 38% tax rate.......................       311,941
Potential common shares................................                      508,957
                                                                         -----------

Total weighted average common shares - diluted.........                   16,728,008
Quarterly net income at March 30, 1997.................                  $ 2,760,668
                                                                         -----------

Diluted net income per share...........................                  $      0.17
                                                                         ===========

Basic net income per share.............................                  $      0.17
                                                                         ===========

EPS CALCULATION AS OF March 29, 1998

Shares issued and outstanding December 28, 1997........                   17,263,713
Shares issued under the Employee Stock Purchase Plan...        23,456         14,950
Options exercised during quarter.......................       146,204        106,848
Shares repurchased during the period...................      (300,000)      (249,694)
                                                                         -----------
Weighted average common shares - basic.................                   17,135,817
Weighted average options issued and outstanding
  during the period ending March 29, 1998..............       889,664
Proceeds...............................................   $ 7,851,012
Assumed buyback price..................................   $     14.44
                                                          -----------

Shares bought back with proceeds.......................       547,045
Assumed shares bought back with non-qualified tax
  benefit utilizing 36.5% tax rate.....................       125,056
Potential common shares................................                      217,563
                                                                         -----------

Total weighted average common shares - diluted.........                   17,353,380
Quarterly net income at March 29, 1998.................                  $ 2,207,041
                                                                         -----------

Diluted net income per share...........................                  $      0.13
                                                                         ===========

Basic net income per share.............................                  $      0.13
                                                                         ===========
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